Exhibit 99.1

JetPay Corporation Announces Completion of Acquisition of CollectorSolutions, Inc.

Berwyn, PA – June 3, 2016 – JetPay Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”), a leading provider of debit and credit card processing, payroll and human capital management, and prepaid card services, announced today that it has completed the previously announced acquisition of CollectorSolutions, Inc. (“CSI”), a Pensacola, Florida based debit and credit card processing company specializing in the government, utility, and non-profit sectors. The combined company would have generated pro-forma revenues of $58.6 million in 2015, a 35% increase over JetPay’s 2015 reported revenues of $43.3 million, and is expected to produce approximately $700 million of annual credit and debit card processing volume and approximately $4.50 billion of annual e-check processing volume to JetPay. The acquisition was funded by the issuance of shares of JetPay common stock and the absorption of debt and is expected to be immediately accretive.

CSI was founded in 1999 by Gene Valentino specifically to provide debit and credit card processing services to government agencies and utilities, and most recently has begun providing such services to nonprofit entities as an area of expertise. CSI delivers these high-quality products and services through a proprietary technology that both integrates well into the enterprise software of its customers and delivers superior “real-time” reporting that allows CSI’s customers to be highly responsive to their own customers and constituents.

Diane (Vogt) Faro, Chief Executive Officer of JetPay Corporation, stated, “We are excited about having Gene Valentino and his team at CSI join the JetPay family. CSI has been a major customer of JetPay, which has allowed us to appreciate his leadership and ability to grow an organization that provides valued and innovative solutions to his customers.” Ms. Faro further commented, “Government and utility payments are one of the fastest-growing segments in the payments’ arena, as more and more consumers select electronic delivery versus cash and checks. CSI will not only help us to expand our debit and credit card processing reach in these areas, but will also provide an excellent customer base and channel to offer our payroll and prepaid card services.”

“JetPay provides CSI the ability to offer enhanced service to our customers. The breadth of JetPay’s technologically advanced credit and debit card processing product line will bring our customers added value,” said Gene Valentino, Chief Executive Officer of CSI. “The ability of JetPay to quickly and effectively innovate its technology platform, along with its unparalleled uptime has not only increased the satisfaction rates with our current customers, but it has been critical in assisting us to land new business.” Mr. Valentino continued, “JetPay affords us the opportunity to not only expand our payments business, but also to provide additional services like payroll and human capital management, prepaid, and other services in a quality and easy-to-service manner. We are excited to be part of the JetPay team.”

About JetPay

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

About CSI

Since CSI’s inception in 1999, its goal has been to provide multiple methods of payment, collection, billing, and data movement with unsurpassed protection of data and funds. CSI’s core principles have always put the client’s needs and their customers’ payment preferences first. CSI understands that customers shape the payment options that clients expect CSI to provide. CSI is prepared for the ‘cashless society’. CSI’s growth this last decade was with the electronic processing of credit card, debit card, and electronic check payments. CSI’s ‘elastic’ technology platform is poised for quick adoption and adaptation of future client expectations. This exceptionally-responsive payment solution demands a sophistication that distinguishes CSI from its competition.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, (a) the ability of JetPay and CSI to promptly and effectively integrate their respective businesses, (b) the outcome of any legal proceedings that may be instituted in connection with JetPay’s acquisition of CSI, (c) the ability to retain key employees of JetPay and CSI after JetPay’s acquisition of CSI and (d) those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2015, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(484) 324-7980	(484) 324-7980
peter.davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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